UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                           --------------------------


                                  SCHEDULE 13G
                                 (RULE 13D-102)



             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13D-1(B), (C) AND (D) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13D-2(B)
                           (AMENDMENT NO. __________)1

                               Gardenburger, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                           Common Stock, no par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   365476 10 0
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 March 27, 1998
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

/ /  Rule 13d-1(b)

/x/  Rule 13d-1(c)

/ /  Rule 13d-1(d)


------------------------
     1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 365476 10 0                   13G                    Page 2 of 5 Pages
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Dresdner Kleinwort Benson Private Equity Partners L.P.        13-3949246
--------------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  / /
                                                                 (b)  / /

--------------------------------------------------------------------------------
 3.  SEC USE ONLY

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 4.  CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
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  NUMBER OF SHARES        5.  SOLE VOTING POWER
 BENEFICIALLY OWNED
  BY EACH REPORTING
     PERSON WITH              1,162,791
                       ---------------------------------------------------------
                          6.  SHARED VOTING POWER

                              None
                       ---------------------------------------------------------
                          7.  SOLE DISPOSITIVE POWER

                              1,162,791
                       ---------------------------------------------------------
                          8.  SHARED DISPOSITIVE POWER

                              None

--------------------------------------------------------------------------------
 9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,162,791

--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                 / /
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     11.6%

--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     PN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

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CUSIP No. 365476 10 0                   13G                    Page 3 of 5 Pages
--------------------------------------------------------------------------------


Item 1(a).  Name of Issuer:
--------------------------

                  Gardenburger, Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices:
-----------------------------------------------------------

                  1411 S.W. Morrison Street
                  Portland, Oregon  97205

Item 2(a).  Name of Person Filing:
---------------------------------

                  Dresdner Kleinwort Benson Private Equity Partners L.P.

Item 2(b).  Address of Principal Business Office or, if None, Residence:
-----------------------------------------------------------------------

                  75 Wall Street
                  New York, NY  10005

Item 2(c).  Citizenship:
-----------------------

                  Delaware

Item 2(d).  Title of Class of Securities:
----------------------------------------

                  Common Stock, no par value

Item 2(e).  CUSIP Number:
------------------------

                  365476 10 0

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
----------------------------------------------------------------------------
(c), Check Whether the Person Filing is a:
-----------------------------------------

         (a)   / /  Broker or dealer registered under Section 15 of the Exchange
                    Act.

         (b)   / /  Bank as defined in Section 3(a)(6) of the Exchange Act.

         (c)   / /  Insurance company as defined in Section 3(a)(19) of the
                    Exchange Act.

         (d)   / /  Investment company registered under Section 8 of the
                    Investment Company Act.

         (e)   / /  An investment adviser in accordance with Rule 13-d(1)(b)
                    (1)(ii)(E).

         (f)   / /  An employee benefit plan or endowment fund in accordance with Rule 13-d(1)(b)(1)(ii)(F).

         (g)   / /  A parent holding company or control person in accorandance with Rule 13d-1(b)(1)(ii)(G).

         (h)   / /  A savings association as defined in Section 3(b) of the
                    Federal Deposit Insurance Act.

         (i)   / /  A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.

         (j)   / /  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box.  /x/

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CUSIP No. 365476 10 0                   13G                    Page 4 of 5 Pages
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Item 4.  Ownership.
------------------

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a)   Amount Beneficially Owned:   1,162,791

         (b)   Percent of Class:            11.6%

         (c)   Number of shares as to which such person has:

               (i)   Sole power to vote or to direct the vote:
                         1,162,791 shares

               (ii)  Shared power to vote or to direct the vote: None

               (iii) Sole power to dispose or to direct the disposition of:
                         1,162,791 shares

               (iv)  Shared power to dispose or to direct the disposition of:
                         None

Item 5.  Ownership of Five Percent or Less of a Class.
-----------------------------------------------------

                 Not applicable

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.
------------------------------------------------------------------------

                 Not applicable

Item 7.  Identification and Classification of the Subsidiary Which Acquired the
-------------------------------------------------------------------------------
Security Being Reported on by the Parent Holding Company.
---------------------------------------------------------

                 Not applicable

Item 8.  Identification and Classification of Members of the Group.
------------------------------------------------------------------

                 Not applicable

Item 9.  Notice of Dissolution of Group.
---------------------------------------

                 Not applicable

Item 10.  Certifications.
------------------------

                 By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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CUSIP No. 365476 10 0                   13G                    Page 5 of 5 Pages
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                                    SIGNATURE

                 After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                          Date:    April 3, 1998


                          DRESDNER KLEINWORT BENSON PRIVATE EQUITY PARTNERS L.P.

                          By: Dresdner Kleinwort Benson Private Equity Managers LLC, its General Partner


                          By:     /s/ Alexander P. Coleman
                                 -----------------------------------------------
                                 Alexander P. Coleman
                                 Authorized Person